SCHEDULE 14-A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934 as amended

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
                  (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12


                            DOLLAR TREE STORES, INC.
                (Name of Registrant as specified in its Charter)


                                     ------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11 (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid

[ ]      Fee paid previously with preliminary materials

[ ] Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.
         (1) Amount previously paid:

         (2) Form schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                            DOLLAR TREE STORES, INC.
                                500 Volvo Parkway
                           Chesapeake, Virginia 23320

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  to be held on
                             Thursday, June 3, 1999



To Our Shareholders:

         We will hold the annual meeting of the shareholders of Dollar Tree Stores, Inc. at the Norfolk Waterside Marriott, Norfolk, Virginia, on Thursday, June 3, 1999 at 10:00 a.m. local time. Shareholders will consider and vote on the following proposals:

     o   election of two directors;
     o   an increase in the shares of authorized common stock; and
     o   any other business that may properly come before the meeting.

         Shareholders of record at the close of business on April 1, 1999 will receive notice of and be allowed to vote at the meeting.

         Your vote is important to us. We encourage you to read this Proxy Statement then sign, date and return your proxy card in the enclosed envelope at your earliest convenience. Sending in your proxy card will not prevent you from voting your stock at the meeting if you desire to do so.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ H. Ray Compton


                                            H. Ray Compton
                                            Executive Vice President
                                            and Secretary


Chesapeake, Virginia
April 28, 1999

                            DOLLAR TREE STORES, INC.
                                500 Volvo Parkway
                           Chesapeake, Virginia 23320

                                 PROXY STATEMENT

     We sent you this proxy statement and the enclosed proxy card because Dollar Tree's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. We will bear all costs for this solicitation. On or about April 28, 1999, we began mailing these proxy materials to all stockholders of record at the close of business on April 1, 1999.

                                VOTING PROCEDURES

     Shareholders of record have one vote per share of stock held. On April 1, 1999, there were 61,237,898 shares of common stock outstanding.

     If you vote by proxy, that is, by signing, dating and returning the enclosed proxy card, the individuals named on the card (your "proxies") will vote your shares in the manner you indicate. If you do not indicate instructions on the card, then your shares will be voted FOR the election of two nominees for director in Class I and FOR the increase in the shares of authorized common stock. If any other matter is presented, then your proxy will vote in accordance with your proxies' best judgment. At this time, the Board of Directors is unaware of any other business to be brought before the meeting. If you send more than one proxy card, then your shares will be voted in accordance with the proxy card bearing the latest date.

     As shown in the Notice of Annual Meeting, the 1999 Annual Meeting of Shareholders of Dollar Tree Stores, Inc. will be held on Thursday, June 3, 1999, at the Norfolk Waterside Marriott in Norfolk, Virginia, at 10:00 a.m. local time. A quorum of shareholders is necessary to hold a valid meeting. If holders of a majority of the outstanding shares of common stock are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

     If you send in your proxy card, you may revoke your proxy by providing a written notice of revocation to the Secretary of Dollar Tree Stores, Inc. or by attending the annual meeting to cast your vote in person.


                            I. ELECTION OF DIRECTORS

Directors and Nominees

     Our Board of Directors is divided into three staggered classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term.

     At the 1999 Annual Meeting of Shareholders, the terms of two Class I directors are expiring. Allan W. Karp, one of the Class I directors, has informed the Board of his desire to retire his directorship at the end of his current term. The Board has nominated Richard G. Lesser to replace Mr. Karp. Class I directors elected at this annual meeting will hold office for a three-year term expiring in 2002. The other directors will continue in office following this annual meeting, and their terms will expire in 2000 (Class II) and 2001 (Class III). Officers are appointed by the Board of Directors.

     The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for reelection, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

     A director is elected at the meeting, so long as a quorum is present, if the votes cast favoring the election of that director exceed those cast in opposition. Abstentions and broker non-votes are not "cast" for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

       INFORMATION CONCERNING NOMINEES, DIRECTORS, AND EXECUTIVE OFFICERS

                                    Nominees

Macon F. Brock, Jr.

Class of Director:             I

Director Since:                1986

Principal Occupation:          President and Chief Executive Officer, Dollar
                               Tree Stores, Inc.

Recent Business Experience:    Mr. Brock, age 57, has been Chief Executive
                               Officer since 1993 and a Director and President since 1986 when he founded Dollar Tree with Mr.
                               Perry and Mr. Compton. He directs the overall operations of Dollar Tree. Until 1991, he was employed in a similar role with K&K Toys. Mr.
                               Brock has 30 years of retail experience.

Other Directorships:           First Union National Bank of Virginia/Maryland/
                               Washington, D.C.
-------------------------------------------------------------------------------

Richard G. Lesser

Class of Director:             I

Principal Occupation:          President, The Marmaxx Group and Executive Vice
                               President and Chief Operating Officer, The TJX
                               Companies, Inc.

Recent Business Experience:    Mr. Lesser, age 64, has been President of The
                               Marmaxx Group (T.J. Maxx and Marshalls) since
                               1995, Chief Operating Officer of The TJX
                               Companies, Inc. since 1994 and Executive Vice
                               President of The TJX Companies, Inc. since 1991.
                               From 1981 to 1991, he has held various executive positions within The TJX Companies, Inc. Mr.
                               Lesser has over 35 years of retail experience.

Other Directorships:           The TJX Companies, Inc.; Reebok International
                               Ltd.; A.C. Moore Arts & Crafts, Inc.
-------------------------------------------------------------------------------
                              Continuing Directors

J. Douglas Perry

Class of Director:             II

Director Since:                1986

Principal Occupation:          Chairman of the Board, Dollar Tree Stores, Inc.

Recent Business Experience:    Mr. Perry, age 51, has been Chairman of the Board
                               since 1986 when he founded Dollar Tree with Mr.
                               Brock and Mr. Compton. He retired as an employee and officer of the company as of March 1, 1999.
                               He expects to continue his duties as Chairman of the Board and enter into a consulting arrangement with the company. He is also Chairman of the Board of Old Dominion Trust Company. Until 1991, he was an executive officer of K&K Toys which he, along with Mr. Brock, Mr. Compton and Mr. Perry's father, built from the company's original single store to 136 stores. Mr. Perry has 30 years of retail experience.

Other Directorships:                    None
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

H. Ray Compton

Class of Director:             III

Director Since:                1986

Principal Occupation:          Executive Vice President, Dollar Tree Stores,
                               Inc.

Recent Business Experience:    Mr. Compton, age 56, has been Executive Vice
                               President since 1986 when he founded Dollar Tree with Mr. Perry and Mr. Brock. From 1986 until
                               1998, he also served as Dollar Tree's Chief
                               Financial Officer. From 1979 until 1991, he was employed in a similar role with K&K Toys. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions.

Other Directorships:           Hibbett Sporting Goods, Inc.
-------------------------------------------------------------------------------

John F. Megrue

Class of Director:             III

Director Since:                1993

Principal Occupation:          Member, Saunders Karp & Megrue Partners, L.L.C.

Recent Business Experience:    Mr. Megrue, age 40, has been Vice Chairman of the
                               Board of Dollar Tree since 1993. He also serves as Chairman of the Board for Hibbett Sporting
                               Goods, Inc. Mr. Megrue has been a member of Saunders Karp & Megrue Partners, L.L.C., which serves as the general partner of the general partner of The SK Equity Fund, L.P., since 1992.
                               From 1989 to 1992, he served as a Vice President and Principal at Patricof & Co. Prior to 1989, he served as a Vice President at C.M. Diker
                               Associates.

Other Directorships:           Hibbett Sporting Goods, Inc.; Children's Place
                               Retail Stores, Inc.
-------------------------------------------------------------------------------

Thomas A. Saunders, III

Class of Director:             II

Director Since:                1993

Principal Occupation:          Member, Saunders Karp & Megrue Partners, L.L.C.

Recent Business Experience:    Mr. Saunders, age 62, has been a member of
                               Saunders Karp & Megrue Partners, L.L.C., which serves as the general partner of the general partner of The SK Equity Fund, L.P., since 1990.
                               Before founding Saunders Karp & Megrue, he served as a Managing Director of Morgan Stanley & Co.
                               from 1974 to 1989. Mr. Saunders is the Vice
                               President of the Board of Visitors of the Virginia Military Institute. He is immediate past
                               Chairman and a Trustee of the University of Virginia's Darden Graduate School of Business
                               Administration. Mr. Saunders is a Trustee of The
                               Thomas Jefferson Memorial Foundation
                               (Monticello).

Other Directorships:           Hibbett Sporting Goods, Inc.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Alan L. Wurtzel

Class of Director:             III

Director Since:                1995

Principal Occupation:          Private investor; corporate director

Recent Business Experience:    Mr. Wurtzel, age 65, serves as the Vice Chairman
                               of the Board of Circuit City Stores, Inc., a large consumer electronics retailing chain. From
                               1986 to 1994, he served as Chairman of the Board of Circuit City. Prior to 1986, he served in several other capacities with Circuit City, including Chief Executive Officer from 1973 to
                               1986. From 1986 to 1988, he served as President of Operation Independence, a non profit organization. Mr. Wurtzel was a director of Office Depot, Inc. from 1989 to 1996. Mr. Wurtzel has 31 years of retail experience.

Other Directorships:           Circuit City Stores, Inc.
-------------------------------------------------------------------------------

Frank Doczi

Class of Director:             II

Director Since:                1995

Principal Occupation:          Special Advisor to the Chairman of Hechinger
                               Company

Recent Business Experience:    Mr. Doczi, age 61, currently serves as Special
                               Advisor to the  Chairman of Hechinger Company.
                               Prior to that appointment, he served as the President and Chief Executive Officer of Home
                               Quarters Warehouse, Inc. (HQ), a subsidiary of
                               Hechinger Company, from 1988 until 1995. Mr.
                               Doczi has been with HQ since it began in 1984.
                               He also served as a member of the Management
                               Committee for the Hechinger Company. Prior to
                               1984, Mr. Doczi spent seven years with Moore's, a chain of home centers operated by Evans
                               Products Company, where he was the Senior Vice
                               President, General Merchandise Manager.

Other Directorships:           None
-------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS
                         (Other than those listed above)

Frederick C. Coble

Principal Occupation:          Senior Vice President, Chief Financial Officer,
                               Dollar Tree Stores, Inc.

Recent Business Experience:    Mr. Coble, age 38, became Senior Vice President,
                               Chief Financial Officer in 1998. Prior to that,
                               he served as Senior Vice President, Finance from
                               1997 and as Vice President, Controller from 1991.
                               Before joining Dollar Tree in 1989, Mr. Coble
                               served as Internal Audit Manager with Royster
                               Company, a manufacturing company, and as Audit
                               Manager for KPMG LLP.
-------------------------------------------------------------------------------

Bob Sasser

Principal Occupation:          Chief Operating Officer, Dollar Tree Stores, Inc.

Recent Business Experience:    Mr. Sasser, age 47, became Chief Operating
                               Officer in 1999. Before joining Dollar Tree, he
                               served as Senior Vice President, Merchandise and
                               Marketing of Roses Stores, Inc. from 1997. From
                               1994 to 1996, he was Vice President, General
                               Merchandise Manager for Michaels Stores, Inc.
                               Prior to 1994, he held several positions at Roses
                               Stores, Inc., ranging from Store Manager to Vice
                               President, General Merchandise Manager.
-------------------------------------------------------------------------------


     Mr. Brock is married to Mr. Perry's sister. There are no additional family relationships among the Directors and Executive Officers.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and Nasdaq, and to provide us with copies of these reports. Based on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 1998.


INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings of the Board of Directors

     The Board of Directors has scheduled four regular meetings in 1999 and will hold special meetings when company business requires. During 1998, the Board held four regular meetings, one special meeting (in relation to the purchase of land for a replacement distribution center for the Company's Memphis facility) and took action on three separate occasions by unanimous written consent in lieu of a special meeting. Each member of the Board attended at least 75% of all Board meetings and meetings of Committees of which each was a member.

Committees of the Board of Directors

     The Board of Directors currently appoints an Audit Committee and a Compensation Committee. The memberships and functions of these committees is set forth below. The Board has no standing Executive or Nominating Committees.

     o   Audit Committee
         Directors Megrue (Chairman), Wurtzel and Doczi constitute the Audit Committee, whose functions include reviewing the accounting principles and procedures employed by the company, reviewing annual and interim reports of the company and the independent public accountants of the company, reviewing significant financial information, reviewing the company's system of internal controls, reviewing all related party transactions and recommending the selection of the independent public accountants. The Audit Committee met twice in 1998.

     o   Compensation Committee
         Directors Megrue (Chairman), Wurtzel and Doczi also constitute our Compensation Committee, which meets as necessary to oversee the company's compensation and benefit practices, recommend to the full Board the compensation arrangements for the company's senior officers, administer the company's executive compensation plans and Employee Stock Purchase Plan, and administer and consider awards under the company's Stock Incentive Plan. The Compensation Committee met four times in 1998.


                            OWNERSHIP OF COMMON STOCK

     The table on the following page shows the number of shares of our common stock beneficially owned on April 1, 1999 by

     o   each of the Directors and nominees for director,
     o   each of the Executive Officers,
     o   all Directors and Executive Officers as a group, and
     o each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree Stores, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320.

                                                        Beneficial Ownership(1)
Directors and Executive Officers                    Shares            Percent
                                                    ------            -------
J. Douglas Perry...............................   4,987,608(2)           8.0%
Macon F. Brock, Jr.............................   4,421,023(3)           7.1%
H. Ray Compton.................................     558,469(4)            *
John F. Megrue.................................   6,977,246(5)          10.9%
Allan W. Karp..................................   6,977,250(6)          10.9%
Thomas A. Saunders, III........................   7,074,750(7)          11.1%
Alan L. Wurtzel................................      82,126(8)            *
Frank Doczi....................................      65,813(9)            *
Frederick C. Coble.............................     132,051(10)           *
Bobby Sasser...................................      50,000(11)           *
All current Directors and Named
     Officers (10 persons).....................  17,395,345             25.9%

Other 5% Shareholders
---------------------
Putnam Investments, Inc........................   8,266,205(12)         14.0%
     One Post Office Square
     Boston, MA 02109

The SK Equity Fund, L.P........................   6,965,664(13)         10.9%
     Two Greenwich Plaza, Suite 100
     Greenwich, CT 06830

Baron Capital Group, Inc.......................   4,452,787(14)          7.3%
     767 Fifth Avenue, 24th Floor
     New York, NY 10153

Gilder Gagnon Howe & Co. LLC...................   3,520,546(15)          5.9%
     1775 Broadway, 26th Floor
     New York, NY 10019

------------
* less than 1%
 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. The Company has issued warrants to acquire 5,584,899 shares of common stock (the "Warrant Shares") all of which are currently exercisable.
 (2) Includes 1,514,977 shares and 1,256,600 Warrant Shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee, and 152,600 shares owned by a private foundation over which Mr. Perry and his wife, Patricia W. Perry, exercise shared control, but excludes 188,247 shares owned by Patricia W. Perry.
 (3) Includes 841,378 shares and 1,256,600 Warrant Shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, and 75,710 shares owned by a private foundation over which Mr. Brock and his wife, Joan P. Brock, exercise shared control but excludes 1,609,331 shares owned by Mr. Brock's wife, Joan P. Brock.
 (4) Includes 220,620 shares and 279,248 Warrant Shares owned by trusts for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power, but excludes 56,250 shares owned by Mr. Compton's wife, Jean T. Compton.
 (5) Represents 7,028 shares and 4,554 Warrant Shares owned by Mr. Megrue's sister as Custodian for his children. Also includes 4,187,790 shares and 2,777,874 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Megrue is a member of the general partner of the general partner of The SK Equity Fund, L.P.
 (6) Includes 4,187,790 shares and 2,777,874 Warrant Shares owned by The SK Equity Fund, L.P., and 4,556 Warrant Shares owned by Mr. Karp. Mr. Karp is a member of the general partner of the general partner of The SK Equity Fund, L.P.
 (7) Includes 7,030 shares and 4,556 Warrant Shares owned by an irrevocable trust for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee. Also includes 4,187,790 shares and 2,777,874 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Saunders is a member of the general partner of the general partner of The SK Equity Fund, L.P.
 (8) Includes 16,313 shares held in a revocable trust of which Mr. Wurtzel is a trustee and 65,813 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
 (9) Includes 65,813 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(10) Includes 91,188 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(11) Represents 50,000 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(12) Includes shares held or controlled by Putnam Investments, Inc. and its affiliates including Marsh & McLennan Companies, Inc., Putnam Investments parent holding company, and Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., investment advisors and subsidiaries of Putnam Investments, Inc. Based on Schedule 13G/A filed by Putnam Investments on February 9, 1999.
(13) Includes 2,777,874 Warrant Shares. Messrs. Megrue, Saunders and Karp, as members of the general partner of the general partner of The SK Equity Fund, L.P., may be deemed to have beneficial ownership of shares held by that fund, and the shares and warrant shares held by that fund have been attributed to them in the table above. See Notes (5), (6) and (7) above.
(14) Includes shares held or controlled by Baron Capital Group, Inc., a parent holding company, and its affiliates including BAMCO, Inc. and Baron Capital Management, Inc., registered investment advisors, and Baron

                                       7

Asset Fund, a registered investment company. Ronald Baron owns a controlling interest in Baron Capital Management, Inc. Based on Schedule 13F filed by Baron Capital Management on December 31, 1998.
(15) Includes shares held or controlled by Gilder Gagnon Howe & Co., LLC., a registered brokerage. Based on Schedule 13G filed by Gilder Gagnon Howe & Co. on February 18, 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Leases

     As described below, we lease our former corporate headquarters and distribution center facility and three stores from various lessors who are affiliated with officers or directors of our company, including leases with a partnership consisting of both parents of Mr. Perry and Mrs. Brock and a partnership controlled by Mr. Perry and Mr. Brock.

     Lease on Former Headquarters and Distribution Center: Located in Norfolk, Virginia, this facility is leased from DMK Associates, a partnership controlled by Mr. Perry and Mr. Brock; the lease expires in December 2009. Rental payments under the lease are adjusted every other lease year to reflect certain changes in a consumer price index. The lease currently provides for an aggregate minimum annual rental of $656,250. We replaced our Norfolk location with an expanded facility in Chesapeake, Virginia, in early 1998. In March 1998, we subleased the Norfolk facility through March 2008 for an amount that exceeds our annual obligation under the prime lease.

     Store and Other Leases: We currently lease three stores from lessors who are affiliated with officers or directors of our company. We lease a store from Suburban Management Company, a partnership owned by the parents of Mr. Perry and Mrs. Brock. In addition, we rent two stores from DMK Associates. Rental payments on the three stores totaled approximately $134,000 in 1998. The lease with Suburban Management expires in March 2001. The store leases with DMK Associates expire in November 1999, with an option to renew for four years, and January 2003, respectively.

     While we believe that the terms of these leases are fair to us, their respective terms were not negotiated on an arms-length basis and accordingly the terms of the leases may not be as favorable to us as those which we could have obtained from an independent third party.

Advisory Agreements

     On September 30, 1993, we entered into a financial and management advisory agreement with Saunders Karp & Megrue, L.P., (the Advisor), a limited partnership under the control of SKM Partners, L.P., of which Messrs. Saunders, Karp and Megrue are general partners. In consideration for certain financial advisory services, the Advisor was entitled to receive an initial annual fee of $250,000, reduced to $200,000 in 1995, payable quarterly, and will be reimbursed for certain of its out-of-pocket expenses. In addition, we have agreed to indemnify the Advisor for certain losses arising out of the provision of advisory services. The agreement is terminable by a majority of the Board of Directors of our company upon 30 days notice to the Advisor.

                     II. COMPENSATION OF EXECUTIVE OFFICERS

Compensation of Executive Officers

     The following table sets forth the compensation earned by our executive officers for the years ended December 31, 1996, 1997 and 1998:

Summary Compensation Table
                                                                                    Long-Term
                                                                                  Compensation
                                                   Annual Compensation               Awards
                                           ------------------------------------   ------------
                                                                                   Securities
Name and                                                                 Other     Underlying         All Other
Principal Position                Year      Salary       Bonus(1)      Annual(2)   Options(3)      Compensation(4)
------------------                ----      ------       -------       ---------   ----------      ---------------

J. Douglas Perry(5)               1998     $266,667        ---            ---          ---             $31,690
Chairman of the Board             1997     $340,696     $125,000          ---          ---             $34,141
                                  1996     $331,105     $100,000          ---          ---             $33,484


Macon F. Brock, Jr.               1998     $450,000     $285,000          ---          ---             $32,307
President and                     1997     $340,696     $125,000          ---          ---             $30,996
Chief Executive Officer           1996     $331,105     $100,000          ---          ---             $31,110


H. Ray Compton                    1998     $250,000     $ 84,875          ---          ---             $19,833
Executive Vice President          1997     $227,132     $100,000          ---          ---             $22,301
                                  1996     $220,737     $ 75,000          ---          ---             $21,716


Frederick C. Coble(6)             1998     $146,250     $ 77,012          ---         22,500           $14,530
Senior Vice President and         1997        ---          ---            ---          ---               ---
Chief Financial Officer           1996        ---          ---            ---          ---               ---

                                       8

----------

(1) Bonuses were earned in the years shown, to be paid in the following year.
(2) Does not include the value of perquisites or other personal benefits because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.
(3) Stock options were granted pursuant to our Stock Incentive Plan, and the number of shares has been adjusted to reflect a 3-for-2 stock split, effected as a stock dividend, distributed in June 1998.
(4) For 1998, this column includes the following amounts for Messrs. Perry, Brock, Compton and Coble, respectively: $14,443, $15,082, $14,760 and
    $14,530  for  the  Company's   discretionary  and  matching   contributions
    allocated to the owners' 401(k) and Profit Sharing Plan accounts; and $17,247, $17,225, $5,073 and $0 for life insurance premiums on policies of which the officer is the owner.
(5 Mr. Perry reduced his daily activities with the Company in May 1998 and announced his full retirement from the Company in early 1999. He continues in his capacity as Chairman of the Board.
(6) Mr. Coble was named Senior Vice President, Chief Financial Officer in April 1998. Disclosure of compensation for years prior to becoming a Named Executive Officer is not required.

Options Granted in 1998

     Of the Named Executive Officers, only Mr. Coble received options in 1998, under the Company's stock-compensation plans. The following table provides information as to options granted to Mr. Coble during 1998:

     Number of Securities Underlying Options Granted(1)                22,500
     Percentage of Total Options Granted to Employees in 1998            1.6%
     Exercise or Base Price                                            $34.50
     Expiration Date                                                 04/20/08

   Grant Date Present Value(2)                                     $  476,004

(1) Options to acquire shares of Dollar Tree common stock are granted under the Company's Stock Incentive Plan. The exercise price equals the closing price of Dollar Tree stock on the day preceding the date of grant, which reflects fair market value at the date of grant. The options are exercisable in three approximately equal annual installments beginning one year after grant. They expire ten years after grant.

(2) The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted average assumptions were used to estimate the value of options: an 8 year expected life of the options; expected volatility for Dollar Tree common stock of 50.4%; and a risk-free rate of return of 4.85%. The Company does not pay dividends.

Option Exercises in 1998 and Year End Option Values

     The following table provides information regarding options exercised by Mr. Coble during the calendar year ended December 31, 1998, and the number and value of options he held at the end of the year:

         Shares Acquired on Exercise                                 39,000
         Value Realized(1)                                       $1,509,733
         Number of Securities Underlying Unexercised Options
           at Year End:
                           Exerciseable                              72,881
                           Unexerciseable                            41,670
         Value of Unexercised "In-the-Money" Options at
           Year End(2):
                           Exerciseable                          $2,711,863
                           Unexerciseable                        $  759,508

(1) The value realized equals the difference between the option exercise price and the closing price of Dollar Tree common stock on the day prior to exercise, multiplied by the number of shares to which the exercise relates.
(2) The value of unexercised "in-the-money" options equals the difference between the option exercise price and the closing price of Dollar Tree common stock at December 31, 1998, multiplied by the number of shares underlying the options. The closing price of Dollar Tree common stock on Thursday, December 31, 1998, as reported by Nasdaq, was $43 5/16.

Director Compensation

     Each Director who is not a founder or an employee of the company or an affiliate of The SK Equity Fund, L.P., is paid a fee of $15,000 per year and $1,000 plus expenses for each meeting of the Board of Directors or of any committee thereof the Director attends. Such Directors also receive options for shares of common stock under the company's Stock Incentive Plan. Effective March 1, 1999, Mr. Perry receives $75,000 per year to serve as Chairman of the Board, but he receives no per meeting fee. He also receives options for shares of common stock under the company's Stock Incentive Plan comparable to those granted to the outside Directors described above.

Employment Agreements

     There are currently no employment or non-competition agreements in force between the company and Messrs. Perry, Brock, Compton, Coble or Sasser. We plan to enter into a consulting agreement with Mr. Perry.

Compensation Committee Interlocks and Insider Participation

     Members of the Compensation Committee during 1997 were Messrs. Megrue, Wurtzel and Doczi. No executive officer of the company currently serves or has served on the Compensation Committee. Mr. Megrue is an affiliate of Saunders Karp & Megrue, L.P., which has entered into an advisory agreement with the company, as disclosed above.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Policy

     Our management compensation policy in general is to offer a package including a competitive salary, an incentive cash bonus based upon performance goals, competitive benefits, and an efficient workplace environment. We also encourage broad-based employee ownership of Dollar Tree stock through the Employee Stock Purchase Plan and by granting stock options to employees at virtually all levels within the company.

     The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. This committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees. It employs compensation consultants to assist the committee in evaluating compensation plans in comparable companies.

     Key personnel of our company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the discount retail industry. In the performance graph which immediately follows this report, our performance is compared to that of these same peers. Management employees, up to the level of Senior Vice President, participate in our Management Compensation Program, which includes cash and long-term incentives based on performance. However, the Chairman of the Board, President/CEO and Executive Vice President receive only base salaries and certain customary benefits; together with their spouses, they currently own or otherwise control 17.7% of our outstanding common stock. Our company's performance and return on equity are of vital importance to these officers due to their substantial equity holdings. As a result, these officers do not participate in the Stock Incentive Plan or any structured bonus plan. Benefits extended to these officers vary by recipient and may include disability, split-dollar life insurance, and participation in our 401(k) and Profit Sharing plans. In addition, the Compensation Committee may from time to time approve a discretionary bonus to be paid to the executive officers in recognition of their contributions.

Compensation of Chief Executive Officer

     The Compensation  Committee  reviews and approves the compensation of Macon
F. Brock, Jr., Dollar Tree's Chief Executive Officer. For the year ended December 31, 1998, Mr. Brock received a base salary of $450,000, an increase of 32.1% from the prior year. The Committee believes Mr. Brock is paid a reasonable salary. In recognition of his performance in 1997 and 1998, Mr. Brock received a discretionary bonus of $125,000 and $285,000 respectively.


Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. Given the relatively modest salaries of our executive officers, the Committee believes that we will be able to continue to manage our executive compensation program to preserve federal income tax deductions.



                     SUBMITTED BY THE COMPENSATION COMMITTEE

         JOHN F. MEGRUE            ALAN L. WURTZEL           FRANK DOCZI

                        COMPARISON OF SHAREHOLDER RETURNS

     As required by the rules of the Securities and Exchange Commission, the following is a line-graph comparing cumulative total shareholder return on our common stock against a cumulative total return of The Nasdaq Stock Market(R)
Index and our Peer Group. The Peer Group consists of the following publicly-traded retail corporations: Family Dollar Stores, Dollar General Corp., Consolidated Stores Corp., and 99(cent) Only Stores.


Data Points:
                            3/7/95    12/31/95   12/31/96  12/31/97   12/31/98
                            ------    --------   --------  --------   --------
Dollar Tree                   100        139        323       525        831
The Nasdaq Stock Market(R)    100        134        164       202        283
Peer Group                    100        102        171       308        260



     The following graph outlines returns for the period beginning March 7, 1995, when our common stock began publicly trading, through December 31, 1998.

                                    [GRAPH]



               III. INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors believes it is in Dollar Tree's best interest to increase the number of shares of common stock the Company is authorized to issue from 100,000,000 to 300,000,000 shares. The text of the proposed amendment to our Articles of Incorporation is as follows:

                  The aggregate number of shares that the Corporation shall have the authority to issue is Ten Million (10,000,000) shares of Preferred Stock, One Cent ($.01) par value per share, and Three Hundred Million (300,000,000) shares of Common Stock, One Cent ($.01) par value per share.

     On April 1, 1999, the following shares of our common stock were outstanding or reserved for issuance:

         Shares issued and outstanding                       61,237,898
         Shares issuable upon exercise of  options            2,855,448
         Shares  issuable  upon  exercise  of  warrants       5,584,899
                                                             ----------
         TOTAL                                               69,678,245

On December 10, 1998, we completed a merger with Step Ahead Investments, Inc. The total above includes approximately 2,152,000 shares of common stock issued to or reserved for shareholders, option holders and certain officers of Step Ahead.

     By increasing the number of shares of common stock which we are authorized to issue, we will have the flexibility to raise equity through the sale of additional shares, if the need should arise, or to issue shares in connection with possible stock dividends, employee compensation plans, acquisitions and other general corporate purposes. Since our stockholders have no preemptive rights, the Board of Directors would be able to issue the increased number of shares at any time without further authorization from the shareholders of the Company, except to the extent otherwise required by law or the rules and regulations of The Nasdaq Stock Market(R). We presently have no plans, agreements, contracts, arrangements or understandings with respect to the issuance of any additional shares of common stock, except as provided above.

     The authorization of additional shares will have no immediate effect upon the rights of existing security holders. However, because no preemptive rights attach to ownership of common stock, the additional common stock, when issued, may affect the proportionate interest of each shareholder and may reduce shareholders' equity per share. The Board could use the additional shares of common stock to discourage an attempt to change control of our company. However, the proposed amendment is not in response to any effort of which we are aware to obtain control by accumulating shares of our common stock or otherwise.

Vote Required

     The amendment will be adopted at the meeting, so long as a quorum is present, if the votes cast favoring the amendment are a majority of all votes cast. Abstentions and broker non-votes are considered votes against this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT.

                                IV. OTHER MATTERS

Our Independent Certified Public Accountants

     KPMG LLP has audited our accounts and our subsidiaries' accounts since 1986 and will continue in that capacity during 1999. A representative of KPMG LLP will be present at the 1999 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.


Costs of the Proxy Solicitations

     The cost of the solicitation of proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company, or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of stock in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc.


Shareholder Nominations for Election of Directors

     Our Bylaws provide that any shareholder of record entitled to vote generally in the election of directors may nominate persons for election as directors at a meeting if written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of our company. We must receive the notice not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting of stockholders, or if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, not less than 90 days before the date of the applicable annual meeting.

     Each such shareholder's notice to the Secretary of his or her intent to nominate must set forth:

     o the name and address of record of the shareholder who intends to make the nomination;
     o a representation that the shareholder is a shareholder of record of our company's capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;
     o the class and number of shares of our capital stock beneficially owned by the shareholder; and
     o a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

     For each person nominated, each such shareholder's notice to the Secretary must also set forth:

     o the name, age, business address and, if known, residence address, of such person,
     o   his or her principal occupation or employment,
     o the class and number of shares of our capital stock beneficially owned by such person,

     o any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, and
     o the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.


Shareholder Proposals

     Shareholder proposals for the Annual Meeting of Shareholders to be held in 2000 will not be included in our Proxy Statement for that meeting unless received by us at our executive office in Chesapeake, Virginia, on or prior to December 31, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.





                                     By order of the Board of Directors,


                                     /s/ H. Ray Compton


                                     H. Ray Compton
                                     Executive Vice President and Secretary


Chesapeake, Virginia
April 28, 1999

     Our 1998 Annual Report to Shareholders is mailed to our shareholders. It includes audited financial statements for the years ended December 31, 1996, 1997 and 1998, reported on by KPMG LLP, together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations.

     A copy of Dollar Tree Stores, Inc. 1998 Form 10-K will be supplied without charge upon request. Requests for such annual reports, interim reports, or other information should be directed to:

                              Shareholder Services
                            Dollar Tree Stores, Inc.
                                  P.O. Box 2500
                          Norfolk, Virginia 23501-2500
                                 (757) 321-5000

DOLLAR TREE STORES, INC.
1999
                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

To assist us in planning, please indicate in the appropriate block on your proxy whether you plan to attend the Annual Meeting of Shareholders. We look forward to seeing you there.

                                   HIGHLIGHTS

** In 1998, the Company replaced its Memphis distribution center facility with a new 425,000 square foot, fully automated distribution center located in Olive Branch, Mississippi. When this facility became operational in January 1999, it increased the Company's distribution capacity to approximately 2,000 stores.

** During 1998, the Company opened 210 stores, ending with 1,156 stores in 31 states. Net sales increased $195.6 million (27.0%) to $918.8 million, while combined earnings per share, excluding merger-related charges, increased 45.3% to $1.09. Comparative store net sales increased 6.8% for the year.

**   In  December  1998,  the  Company   completed  a  merger  with  Step  Ahead
     Investments, Inc. From this merger, the Company gained 66 stores in northern and central California and Nevada, operating under the name "98(cent) Clearance Center" and a distribution center in northern California.

                            DOLLAR TREE STORES, INC.
                                500 Volvo Parkway
                           Chesapeake, Virginia 23320

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        For Annual Meeting, June 3, 1999

The undersigned hereby appoints J. Douglas Perry, Macon F. Brock, Jr., and H. Ray Compton, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE STORES, INC. to be held at the Norfolk Waterside Marriott, Norfolk, Virginia on Thursday, June 3, 1999 at 10:00 a.m. local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                 1386-PS-99

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted FOR the election of the directors listed in proposal 1 and FOR the amendment to the Articles of Incorporation listed in proposal 2.

1.   Election of Directors.
     Nominees:    Class I - Macon F. Brock, Jr. and Richard G. Lesser

     [ ] FOR [ ] WITHHELD [ ] FOR, except withheld from the following nominees:

                          ______________________________________________________



2. Adoption of the amendment to the Articles of Incorporation increasing authorized common stock to 300,000,000 shares from 100,000,000 shares.

     [ ] FOR               [ ] AGAINST               [ ] ABSTAIN




3. If you will be attending the Annual Meeting, please mark [ ] YES


                                                              CHANGE OF ADDRESS:
NAME OF SHAREHOLDER                   __________________________________________
STREET ADDRESS                        __________________________________________
CITY, STATE AND ZIP CODE              __________________________________________

Signature(s): ________________________________________ Date: __________________
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                 1386-PS-99